EXHIBIT 99.2
QLOGIC CORPORATION
SALE OF HARD DISK DRIVE CONTROLLER AND TAPE DRIVE
CONTROLLER BUSINESS TO MARVELL TECHNOLOGY GROUP. LTD
TELECONFERENCE SCRIPT
August 29, 2005
Operator:
Good afternoon, all sites are now on the conference line. Mr. Massetti, you may begin your meeting.
Tony:
Thank you operator.
Good afternoon, and welcome to QLogic’s conference call. I’m Tony Massetti, Senior Vice President and Chief Financial Officer, and with me is H.K. Desai, Chairman, CEO and President.
By now all of you should have seen our press release announcing a definitive agreement to sell our hard disk drive controller and tape drive controller business. In reviewing how this transaction will impact our operating model, some of the comments today will include forward-looking statements regarding future events and / or projections of the financial performance of the Company based on our current expectations. These comments contain significant risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements. We refer you to the documents that QLogic files with the SEC, specifically our most recent Forms 10-K and 10-Qs. These documents identify important risk factors that could cause our actual results to differ materially from expectations. We do not intend to update any of the information contained in any forward-looking statements that we make today.

Today’s conference call is being webcast and a replay will be available for 12 months on the QLogic website at www.qlogic.com under Investor Relations. An audio replay will be available through September 12th by calling (719) 457-0820, passcode: 4049282. Please be aware that if you decide to ask a question, it will be included in both our live transmission as well as any future use of the recording. Copyright law and international treaties protect this conference call report. Unauthorized reproduction or distribution of this report or any portion of it may result in civil and criminal penalties. Any recording or other use or transmission of the text or audio for today’s call is not allowed without the express written permission of QLogic.
And now I will turn the call over to HK Desai our CEO and President.....HK
HK:
Good afternoon and thank you for joining us on this call. Earlier today, we entered into a definitive asset sale agreement to divest our hard disk drive controller and tape drive controller business. Under the terms of the definitive agreement, Marvell Technology Group will purchase the business for $225 million, a combination of 80% cash and 20% common stock. The transaction is expected to close within 60 days following the satisfactory completion of regulatory requirements and other customary closing conditions.
The hard disk drive controller and tape drive controller business has been a valuable asset to QLogic for more than 15 years. Revenue and profit generated by this business provided the investment base we required to successfully enter and establish a market leading position in the SAN infrastructure components business. However, going forward, the hard disk drive controller market, specifically the cost and read channel IP necessary to remain competitive, is not aligned with our strategic direction. We believe that this sale, to a company whose strategic excellence is clearly established in the semiconductor market and has leading-edge read channel technology, will result in a positive change for our shareholders, our employees and our customers. This action also allows us to focus on expanding our existing SAN infrastructure business and enter adjacent and new, higher growth markets.

Based on industry analyst data, I would like to share with you the anticipated market revenue growth rates for key SAN infrastructure components.
The current 2004-2008 market revenue CAGR for:
•	Host Bus Adapters, inclusive of Fibre Channel HBAs, iSCSI HBAs and Blade Server Mezzanine cards, is expected to grow approximately 20%.

•	Fibre Channel Blade switches are expected to grow in excess of 80%.

•	Entry-level Fibre Channel switches are anticipated to grow at approximately 90%

•	16-48 port Fibre Channel Switches are anticipated to decline slightly due to penetration from blade server and entry-level switches. We have a small market share in this segment and anticipate that we will outperform the market.
We have been developing new products for adjacent markets. These markets will offer additional growth opportunities to QLogic. The expected CAGR for two of these markets are as follows:
•	The iSCSI to Fibre Channel Bridge market is anticipated to grow in excess of 25%.
•	The virtualization switch platform, while starting from a small base, should grow at approximately 200%.
Given the market growth rates above, the combined CAGR for the SAN infrastructure component market that I just described will be approximately 20% to 25%.
The calendar year 2005 TAM for this market is approximately $2.0 billion and is expected to reach $3.6 billion in 2008.
Given our leadership position in the SAN infrastructure market, we are well positioned to continue to successfully invest in the high growth, high margin existing and adjacent markets.

As announced in a press release earlier today, our Board of Directors has approved a stock buy back program authorizing QLogic to repurchase up to $350 million of common stock over the next two years.
In summary, this action will provide long-term career opportunities for our engineering team who has more than 15 years experience in designing hard disk drive and tape drive controllers, a long-term road map for our customers with a higher level of integration and, most importantly, we believe this will result in better shareholder value for our investors as the proceeds from this transaction, combined with our strong cash position, will be utilized for stock repurchase and to invest in new markets.
I would now like to turn the call back over to Tony Massetti to discuss how we anticipate this transaction will change our operating model....Tony
Tony:
Thank you HK
Earlier today we entered into a definitive asset sale agreement to divest our hard disk drive controller and tape drive controller business. I now want to discuss our expectations for how our operating model will change after this transaction closes.
The hard disk drive controller and tape drive controller business represents approximately 25% of the Company’s consolidated revenue. The fiscal year 2003 -2005 revenue growth rate for our remaining businesses was greater when adjusted for the sale. As HK just discussed, the SAN infrastructure component market revenue is projected by industry analysts to grow annually in the range of 20% to 25% from calendar year 2004-2008.
In the short term, we expect our operating model will change after we divest the hard disk drive and tape drive controller business.
•	We anticipate our near-term gross margin will improve slightly. Consistent with our previous guidance, we expect our gross margin in the next 12 to 18 months to be over 65% depending on product mix.
•	We anticipate our operating expenses as a percentage of revenue will increase slightly in the near term.

•	In fiscal year 2005, we reported non-GAAP engineering expense of 15.7% of revenue consistent with our targeted range of 15% – 18%. Going forward, we expect engineering expense will range from 16% – 19% of revenue.
•	In fiscal year 2005, we reported sales and marketing expense of 10.4% of revenue consistent with our targeted range of 9% – 12%. Going forward, we expect sales and marketing expense to range from 11% – 14% of revenue.
•	In fiscal year 2005, we reported G&A expense of 3.0% of revenue consistent with our target. Going forward, we expect G&A expense to range from 3% – 4% of revenue.
With these gross margin and expense targets, our operating margin is expected to be approximately 35% in the near term.
We expect to provide additional detail once this transaction closes.
Thank you operator we will now take questions
[Q&A]
Tony:
Thank you for joining us on this conference call. We look forward to discussing our second quarter fiscal 2006 results with you at our next quarterly conference call in mid-October. On September 8th, we will be presenting at the Smith Barney’s 12th Annual Global Technology Conference in New York. Please refer to our investor relations website at www.qlogic.com for any updates to the conference schedule. For any of you that will be attending the conference, we look forward to seeing you there.